Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the following:

•	salesforce.com, inc. 2004 Equity Incentive Plan

•	salesforce.com, inc. 2006 Inducement Equity Incentive Plan

•	Radian6 Technologies Inc. Third Amended and Restated Stock Option Plan

of our reports dated March 23, 2011, with respect to the consolidated financial statements and schedule of salesforce.com, inc. and the effectiveness of internal control over financial reporting of salesforce.com, inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2011, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

San Jose, California

May 13, 2011